Exhibit 4.2

THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS IS AVAILABLE.

THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) IS SUBJECT TO A SUBSCRIPTION AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG THE LOVESAC COMPANY (THE "COMPANY"), CERTAIN STOCKHOLDERS OF THE COMPANY, AND THE ORIGINAL HOLDER HEREOF (AS AMENDED FROM TIME TO TIME, THE "SUBSCRIPTION AGREEMENT"). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS WARRANT AND SUCH SUBSCRIPTION AGREEMENT.

AMENDED AND RESTATED

A WARRANT AGREEMENT

No.

THE LOVESAC COMPANY

This Warrant Agreement (this “Agreement”) is dated as of April 19, 2018, originally issued on [●] (the “Issue Date”), and entered into by and between The Lovesac Company, a corporation organized under the laws of State of Delaware (the “Company”), and the undersigned, (together with its successors and assigns, the “Warrant Holder”).

WHEREAS, the Company and the Warrant Holder entered into that certain Subscription Agreement (the “Subscription Agreement”), pursuant to which the Warrant Holder, together with the other Subscribers, agreed to purchase certain equity securities of the Company, including the Warrants evidenced by this Agreement;

WHEREAS, all of the terms and conditions of such Subscription Agreement are incorporated herein by this reference, and all capitalized terms not separately defined in this Agreement, shall have the same meanings as defined in the Subscription Agreement;

WHEREAS, on April 19, 2018, the Board of Directors approved and adopted by written consent amending and restating the Agreement in its entirety to fix the number of Warrant Shares exercisable by each Warrant Holder; and

WHEREAS, on April 19, 2018, a majority of the Warrant Holders approved by written consent amending and restating the Agreement in its entirety to fix the number of Warrant Shares exercisable by each Warrant Holder.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties agree as follows:

1.  Grant of Warrant. The Company hereby, upon the terms and subject to the conditions of this Agreement, issues to the Warrant Holder a warrant (the “Warrant”) evidenced by this Agreement to purchase [●] ([●]) shares of Common Stock as set forth herein (the shares of Common Stock issuable to the Warrant Holder hereunder (as such amount may be adjusted pursuant to the terms hereof), the “Warrant Shares”).

2.  Term and Termination of Warrant. The Warrant shall expire on the first to occur of (a) three (3) years from the date of the earlier of (x) a Qualified IPO (as defined below) or (y) a Qualified Financing (as defined below), whichever comes first, (b) the fifth (5th) anniversary of the Issue Date, or (c) the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation (as amended from time to time, including any Certificates of Designation filed pursuant thereto) (the “Expiration Date”).

3.  Exercise of the Warrant.

(a)  Exercise Price. The exercise price per Warrant Share shall be calculated as follows:

(i)  If, prior to the exercise of the Warrant, the Company completes its initial public offering of Common Stock (or Common Stock and warrants), including an initial public offering under Regulation A promulgated under the Securities Act, resulting in gross proceeds to the Company of at least $15 million (a “Qualified IPO”), the exercise price per Warrant Share shall, subject to the provisions of the proviso contained in Section 3(a)(ii), be equal to the purchase price or deemed purchase price per share of Common Stock in the Qualified IPO (as such amount may be adjusted pursuant to the terms hereof, the “IPO Exercise Price”);

(ii)  If, prior to the exercise of the Warrant and prior to a Qualified IPO, the Company completes a third-party equity or equity-linked financing with an institutional investor resulting in aggregate gross proceeds to the Company of at least $15,000,000 (a “Qualified Financing”), the exercise price per Warrant Share shall be equal to the purchase price or deemed purchase price per share of Common Stock in the Qualified Financing (subject to adjustment); provided, however, that following completion of a Qualified IPO, the exercise price per Warrant Share shall be the lower of the exercise price determined pursuant to Section 3(a)(i) and this Section 3(a)(ii) (the “Qualified Exercise Price”);

(iii)  If, prior to exercise of the Warrant, the Company has not completed a Qualified IPO or Qualified Financing, the exercise price per Warrant Share shall be determined based on a valuation of the Company prior to such exercise of $80 million (the “Valuation Exercise Price,” and together with the IPO Exercise Price or the Qualified Exercise Price, as the case may be, the “Exercise Price”); or

(iv)  If there is Qualified Financing subsequent to a previous Qualified Financing and prior to a Qualified IPO, the Exercise Price per Warrant Share shall be equal to the lesser of the then current Exercise Price immediately prior to such subsequent Qualified Financing and the purchase price or deemed purchase price per share of Common Stock in the subsequent Qualified Financing.

(b)  Exercise and Payment. The purchase rights represented by the Warrant may be exercised in round lots only by the Warrant Holder, in whole or in part, at any time following the Issue Date during the period prior to the Expiration Date by the surrender of the Warrant (together with a duly executed notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”) at the principal office of the Company and by the payment to the Company by check or wire transfer of immediately available funds of an amount equal to (A) the number of shares of Common Stock being purchased upon exercise of the Warrant multiplied by (B) the then current Exercise Price per Warrant Share (the “Warrant Price”);

(c)  Cashless Exercise. If at any time after the date hereof, there is no effective registration or offering statement effective or qualified in connection with, or no current prospectus or offering circular available for, the public resale of the Warrant Shares by the Warrant Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” by instructing the Company to issue Warrant Shares then issuable upon exercise of all or any part of this Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Warrant Holder shall surrender this Warrant in exchange for the number of Warrant Shares as is computed using the following formula X = Y(A - B) ÷ A:

Where:

X = the number of Warrant Shares to be issued to the Warrant Holder.

Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 3(c).

A = the Fair Market Value (as defined below) of one share of Common Stock as of the applicable Exercise Date.

B = the Exercise Price per Warrant Share in effect under this Warrant as of the applicable Exercise Date.

For purposes of this Section 3, “Fair Market Value” means, with respect to a share of Common Stock as of any date, (a) if the Common Stock is then listed on a national securities exchange, the daily volume-weighted average price of the Common Stock for such date (or the nearest preceding date) on the national securities exchange on which the Common Stock is then listed as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time), (b) if the Common Stock is not then listed on a United States national securities exchange, the closing sale price per share on such day (or the nearest preceding date) (or if no closing sale price is reported, the average of the reported closing bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported by OTC Markets or another nationally recognized over-the-counter quotation service, or (c) at any time the Common Stock is not listed on any securities exchange or quoted by OTC Markets or another nationally recognized over-the-counter quotation service, the fair market value of a share of Common Stock as determined by an independent third party valuation firm experienced in valuing securities jointly selected by the Company and the exercising Warrant holder (or, if more than one Warrant is exercised on the same day, by the Company and a majority (determined by number of Warrant Shares issuable upon such exercises) of the then exercising Warrant holders). The determination of any third party valuation firm pursuant to the foregoing clause (c) shall be final and binding upon the Company and the holder(s) of the Warrants, and the Company shall pay the fees and expenses of such third party valuation firm.

(d)  Forced Exercise or Redemption. The Company may force the Warrant Holder to exercise this Warrant or the Company may redeem this Warrant for an aggregate price of $1.00 (the Redemption Price”) if, at any time following the one year anniversary of the issuance of this Warrant, (i) the Company’s securities have been listed for trading on a national securities exchange, (ii) the Warrant Shares have been registered for resale or are the subject of a resale offering statement which has been qualified, or the Warrant Holder has the ability to trade the Warrant Shares without restriction following a cash exercise, (iii) the 30-day volume-weighted daily average price per share of the Common Stock exceeds 200% of the then current Exercise Price per Warrant Share of the Warrant (as adjusted), and (iv) the average daily trading volume of the Company’s Common Stock is at least 200,000 shares during the 30-day period prior to the forced exercise or redemption.

(i)  Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants pursuant to Section 3(d), the Company shall fix a date and time for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid (with same day copy by electronic mail), by the Company not less than thirty (30) days and no more than forty-five (45) days prior to the Redemption Date to the Warrant Holder to be redeemed at their last addresses as they shall appear in the Subscription Agreement. Any notice sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Warrant Holder received such notice. The Company shall publicly announce the issuance of a redemption notice issued hereunder by press release issued through a nationally recognized newswire service no later than by 8:30 A.M., New York City time, on the day following the day on which such notice is mailed.

(ii)  Exercise After Notice of Redemption. The Warrant may be exercised for cash (or on a cashless basis in accordance with Section 3(c) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 3(d)(i) hereof and prior to the Redemption Date at the then current Exercise Price per Warrant Share. On and after the Redemption Date, the Warrant Holder shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

(e)  Warrant Shares. On or before the third (3rd) business day following the date on which the Company has received such Exercise Notice, so long as the Warrant Holder delivers the ggregate Exercise Price payable with respect to such exercise, the Company shall issue and deliver to the Warrant Holder or, at the Warrant Holder’s instruction pursuant to the Exercise Notice, the Warrant Holder’s agent or designee, in each case, a certificate, registered in the Company’s share register in the name of the Warrant Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Warrant Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of shares of Common Stock via DTC, if available. Upon delivery of an Exercise Notice, the Warrant Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Warrant Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 3 and the number of Warrant Shares represented by this Warrant submitted for exercise is for a greater number of Warrant Shares than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Warrant Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Warrant Holder (or its designee) a new Warrant (in accordance with Section 11(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number.

(f)  Legend. The Warrant Shares to be acquired by the Warrant Holder pursuant hereto, may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration or offering statement under the Securities Act, or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and from an attorney who regularly practices securities law) or other evidence reasonably satisfactory to the Company to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration. Except as otherwise provided in this Warrant (and subject to the removal provisions set forth below), until such time as the Warrant Shares issuable upon exercise of the Warrant have been registered under the Act, otherwise may be sold pursuant to Rule 144 or otherwise without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Warrant Shares that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(g)  Removal of Legend. The legend set forth above shall be removed and the Company shall issue to the Warrant Holder a new certificate therefor free of any transfer legend if (i) the Company shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, or other evidence reasonably satisfactory to the Company, to the effect that a public sale or transfer of such Securities may be made without registration under the Act and the shares are so sold or transferred, or (ii) such security is registered or qualified for sale by the Warrant Holder under an effective registration statement or offering statement filed under the Act.

(h)  Current Exercise Price. Upon the request of any Warrant Holder, the Company shall provide such Warrant Holder with the then current Exercise Price applicable to this Warrant.

4.  Stock Fully Paid; Reservation of Warrant Shares.

(a)  Stock Fully Paid. All of the Warrant Shares issuable upon the exercise of the Warrant will, upon issuance and receipt of the Warrant Price for such Warrant Shares, be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all taxes, liens, encumbrances and charges with respect to the issue.

(b)  Reservation. For so long as any of the Warrants are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of the Warrants, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all Warrants then outstanding (the “Required Reserve Amount”).

(c)  Insufficient Authorized and Reserved Shares. The Company shall at all times have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of shares of Common Stock equal to the Required Reserve Amount (any failure to satisfy such share reservation requirement, a “Reserved Share Failure”). If at any time a Reserved Share Failure shall occur, then the Company shall use its best efforts immediately to take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Reserved Share Failure, but in no event later than sixty (60) days after the occurrence of such Reserved Share Failure, the Company shall use its best efforts to either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or (y) hold a special meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock, to cause its Board of Directors to recommend to the stockholders that they approve such proposal and to cause its management to vote in favor of such proposal.

5.  Rights of the Warrant Holder. The Warrant Holder shall have no voting rights as a stockholder or rights to dividends or other distributions in each case with respect to Warrant Shares subject to this Agreement until payment in full of the Warrant Price for Warrant Shares being issued.

6.  Adjustment of Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 6 (in each case, after taking into consideration any prior adjustments pursuant to this Section 6).

(a)  Special Definitions. For purposes of this Section 6, the following definitions shall apply:

(i)   “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii)   “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iii)  “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 6(b) below, deemed to be issued) by the Company after the Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(A)  shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock, A-1 Preferred Stock and Series A-2 Preferred Stock;

(B)  shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company;

(C)  shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security that was outstanding as of the Issue Date or in respect of which adjustment with respect to such shares or securities was previously made in full to the Exercise Price of the Warrant at the time such Option or Convertible Security was issued;

(D)  shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, which issuance is incidental to a debt financing, equipment leasing or real property leasing transaction with the recipient entity and which was approved by the Board of Directors of the Company;

(E)  shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with, and incidental to, the provision of goods or services pursuant to transactions approved by the Board of Directors of the Company;

(F)  shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Company; or

(G)  shares of Common Stock or Convertible Securities issued in one or more transactions and not, in the aggregate, exceeding more than two percent (2%) of the outstanding Common Stock of the Company as of the date of the Issue Date.

(b)  Deemed Issuance of Additional Shares of Common Stock.

(i)  If Company at any time after the Issue Date and until the earliest of (i) following the completion of a Qualified IPO, two (2) years after the Issue Date, or (ii) the completion of a Qualified Financing, shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)  If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Exercise Price pursuant to the terms of Subsection 6.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Exercise Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Exercise Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (i) the Exercise Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Exercise Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii)  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Exercise Price either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Exercise Price then in effect, or because such Option or Convertible Security was issued before the Issue Date), are revised after the Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 6(b)(i) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)  Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Subsection 6(c), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Exercise Price provided for in this Subsection 6(b) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 6(b)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Exercise Price that would result under the terms of this Subsection 6(b) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Exercise Price that such issuance or amendment took place at the time such calculation can first be made.

(c)  Adjustment to Exercise Price Upon Issuance of Common Stock. In the event the Company shall at any time after the Issue Date and until the earliest of (i) following the completion of a Qualified IPO, two (2) years after the Issue Date, or (ii) the completion of a Qualified Financing, issue Additional Shares of Common Stock, without consideration or for a consideration per share less than the applicable Exercise Price in effect immediately prior to such issue, then the Exercise Price shall be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of $.00001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(d)  Adjustment to Number of Warrant Shares Upon Adjustment to Exercise Price. Upon any and each adjustment of the Exercise Price as provided in Section 6(b), the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Warrant Shares equal to the quotient obtained by dividing:

(i)  the product of (A) the Exercise Price per Warrant Share in effect immediately prior to any such adjustment multiplied by (B) the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such adjustment; by

(ii)  the Exercise Price Warrant Share resulting from such adjustment.

(e)  Exceptions to Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant with respect to any Exempted Securities or in connection with the offering and sale of Units pursuant to the Subscription Agreement.

(f)  Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Common Stock, the Exercise Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Warrant Shares issuable on exercise of the Warrant shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Exercise Price in effect immediately before the combination shall be proportionately increased so that the number of Warrant Shares issuable on the exercise of the Warrant shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)  Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Exercise Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction:

(i)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the Warrant Holders simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of Warrant Shares as they would have received if all Warrants had been exercised into Common Stock on the date of such event.

(h)  Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the Warrant Holders shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Warrants held by the Warrant holder had been exercised for Common Stock on the date of such event.

(i)  Adjustment to Exercise Price and Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Warrant) is converted into or exchanged for securities, cash or other property then, following any such reorganization, recapitalization, reclassification, consolidation or merger, this Warrant shall thereafter be exercisable in lieu of the Common Stock into which it was exercisable prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon exercise the Warrant immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in reasonable good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the Warrant Holder, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any Common Stock deliverable upon the exercise of the Warrant.

(j)  Certificate as to Adjustment.

(i)  As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than five (5) business days thereafter, the Company shall furnish to the Warrant Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)  As promptly as reasonably practicable following the receipt by the Company of a written request by the Warrant Holder, but in any event not later than five (5) business days thereafter, the Company shall furnish to the Warrant Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

7.  Taxes. The Warrant Holder acknowledges that upon exercise of the Warrant the Warrant Holder may be deemed to have taxable income in respect of the Warrant and/or the Warrant Shares. The Warrant Holder acknowledges that any income or other taxes due from it with respect to the Warrant or the Warrant Shares issuable pursuant to the Warrant shall be the Warrant Holder’s responsibility.

8.  Representations and Warranties. The representations and warranties of the Warrant Holder set forth in Section 3 of the Subscription Agreement shall be true and correct as of the Issue Date and are incorporated by reference herein.

9.  Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Warrant Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10.  Reissuance Of Warrants.

(a)   Transfer of Warrant. If this Warrant is to be transferred, the Warrant Holder shall surrender this Warrant to the Company, together with, if requested by the Company, an opinion of counsel in customary form and substance and reasonably satisfactory to the Company from an attorney regularly engaged in the practice of securities law, or other evidence reasonably satisfactory to the Company, in either case relating to the availability of an exemption from registration under the Securities Act of 1933, as amended, with respect to such transfer, whereupon the Company will forthwith issue and deliver upon the order of the Warrant Holder a new Warrant (in accordance with Section 10(d)), registered as the Warrant Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Warrant Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 10(d)) to the Warrant Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)   Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification reasonably requested by the Company and in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Warrant Holder a new Warrant (in accordance with Section 10(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)   Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 10(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Warrant Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)   Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 10(a) or Section 10(c), the Warrant Shares designated by the Warrant Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

11.  Amendment And Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of a majority of the Warrant Holders.

12.  Transfer. Until the earlier of (i) the first anniversary of the Issue Date and (ii) completion of a Qualified IPO, this Warrant may not be offered for sale, sold, transferred or assigned without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) (and, provided, however, that the Warrant Holder may transfer all or a portion of this Warrant to one or more of its Affiliates without the consent of the Company at any time).

13.  Severability. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

14.  Choice of Law and Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Subscription Agreement.

15.  Notices. Any notice, request or other document required or permitted to be given or delivered to the Warrant Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the day and year first above written.

WARRANT HOLDERS

[●]

COMPANY:

THE LOVESAC COMPANY

By:
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

The undersigned holder hereby exercises the right to purchase _________________ shares of Common Stock (“Warrant Shares”) of The Lovesac Company, a Delaware corporation (the “Company”), evidenced by the attached Warrant No. __ (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	☐ Check if Applicable. The undersigned, pursuant to the provisions set forth in the within Warrant, hereby agrees to purchase ________ shares of Common Stock covered by such Warrant, and makes payment herewith in full therefore at the price per share provided by such Warrant in cash or by certified or official bank check or by wired funds in the amount of $_______.

2.	☐ Check if Applicable. The undersigned, pursuant to the provisions set forth in the within Warrant, hereby elects to exercise the cashless exercise provisions of the within warrant with respect to ________ shares of Common Stock covered by such Warrant, and requests that the Company issue to the undersigned an aggregate of _______ Warrant Shares based on the application of the formula set forth in Section 3(c) of such Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title: